Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-181879) of Gladstone Investment Corporation of our report dated May 14, 2013 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of Gladstone Investment Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

June 7, 2013